Exhibit 99.1

FOR IMMEDIATE RELEASE

Borden Chemical, Inc., Resolution Performance Products LLC and Resolution Specialty Materials LLC to Merge; Will Form Hexion Specialty Chemicals, Third-Largest North American-Based Specialty Chemical Company, With Revenues Over $4 Billion; Borden Chemical On Target to Complete Acquisition of Bakelite AG

COLUMBUS, Ohio – (April 25, 2005) – Borden Chemical, Inc. and Resolution Performance Products LLC (RPP) today jointly announced plans to merge, together with Resolution Specialty Materials LLC (RSM), to form the world’s largest producer of thermosetting resins. All three companies are owned by affiliates of the private investment firm Apollo Management, L.P. The new company will be named Hexion Specialty Chemicals, Inc.

Hexion Specialty Chemicals is expected to include Bakelite AG, which as previously announced, Borden Chemical has agreed to acquire. The combination of Borden Chemical, RPP and RSM and the acquisition of Bakelite are expected to close in the second quarter of 2005.

Borden Chemical is a leading global producer of binding and bonding resins, performance adhesives and the building-block chemical formaldehyde. RPP is a leading worldwide manufacturer and developer of epoxy resins and is the leading global manufacturer of Versatic acids and derivatives. RSM is a global producer of coatings, adhesives, specialty polymers, and ink raw materials. Bakelite is a leading supplier of phenolic and epoxy thermosetting resins and molding compounds in Europe.

Hexion Specialty Chemicals had pro forma 2004 annual net sales of $4.105 billion, of which 51% were derived from North America, 32% from Western Europe, and 17% from Asia and the rest of the world. Hexion will have approximately 7,000 employees and rank third among North American-based specialty chemical firms in terms of sales. It will:

•	Be the world’s largest producer of thermosetting resins.

•	Be a global leader in its key markets, with a number 1 or number 2 share in its major market categories.

•	Have global scale with 86 plants in 18 countries.

•	Have global reach and an expanded range of products, technologies and technical services to better serve its customers.

•	Be a vertically integrated, low-cost manufacturer with the scale, cost structure and people to compete globally.

•	Enjoy a global position, leading technologies and specialty product lines that will provide growth opportunities.

Craig Morrison, president and chief executive officer of Borden Chemical, will be President and CEO of Hexion Specialty Chemicals, which will be based in Columbus, Ohio. Marvin Schlanger, Chairman and CEO of RPP and Chairman of RSM, will become Vice Chairman of the Board of Hexion. William Carter, executive vice president and CFO for Borden Chemical, will assume this role for the combined company.

“This merger is an exciting development for the employees and customers of all four companies,” Morrison said. “The four companies have complementary businesses with outstanding technologies and products, and excellent synergies. The new name represents a combined entity that is different from and stronger than any one of the merging companies. Our increased size and combined financial capability will enable us to better serve our customers, and create new opportunities for employees.”

The executive team of Hexion will also include these heads of business units: Kip Smith, president and chief operating officer of RPP, will become President, Epoxy and Phenolic Resins; Jeff Nodland, President of RSM, will become President, Coatings and Inks; Jody Bevilaqua, executive vice president of Borden Chemical, will become President, Formaldehyde and Forest Product Resins; and Sarah Coffin, executive vice president of Borden Chemical, will become President, Performance Products.

Completion of the combination is subject to customary closing conditions including certain regulatory approvals. Borden Chemical, RPP and RSM will continue to operate independently until those conditions are satisfied and the closing occurs.

About the Companies

Borden Chemical serves its customers through a network of 48 manufacturing facilities in 9 countries. The company employs 2,400 associates and reported 2004 sales of $1.7 billion. It is based in Columbus, Ohio. Apollo Management acquired Borden Chemical in August 2004. For more information see www.bordenchem.com

RPP is based in Houston and has operations in the United States, Europe and Asia. The company has 950 employees and reported 2004 sales of $996 million. Apollo acquired RPP from Shell Oil Company in November 2000. For more information see www.resins.com.

RSM was formed from businesses acquired by Apollo Management from the Eastman Chemical Company in August 2004. Based in Houston, RSM has 2,100 employees and facilities in the U.S., Europe and China. The company had 2004 annual sales of $768 million. For more information see www.resins.com.

Bakelite, based in Iserlohn-Letmathe, Germany, has 13 manufacturing facilities in Europe and Asia. The company has 1,700 employees and generated 2004 sales of $699 million. For more information see http://www.bakelite.de.

About Apollo Management

Apollo Management, L.P., founded in 1990, is among the most active and successful private investment firms in the U.S. in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

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Forward-Looking Statements

Statements contained in this press release may include forward-looking information about the Company’s financial results and business prospects and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, industry and economic conditions, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. The company assumes no obligation to update any forward-looking information contained in this document should circumstances change, except as otherwise required by securities and other applicable laws.

For more information, contact:

Borden Chemical:

Peter F. Loscocco

Director, Public Affairs

614 225 4127

loscoccopf@bordenchem.com

RPP:

Dave Graziosi

CFO

832-366-2508

david.graziosi@resins.com

-more-

Conference Call & Webcast

Borden Chemical and Resolution Performance Products will host a joint conference call and webcast today (April 25) at 4:30 p.m. ET to discuss today’s announcements. Following is call-in information:

Participant dial-in number:

800-591-6944

International Dial-in number:

617-614-4910

Participant Passcode:

21530561

The webcast can be accessed at http://www.bordenchem.com/aboutUs/WebCast.asp. A replay of the call will be available on the company website beginning at 5 pm that day for a period of 30 days.

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